Exhibit 99.1

Keating Capital Announces Annual Meeting Results and Withdrawal of Registration Statement

Company Will Continue to Assess Capital Market Strategies

GREENWOOD VILLAGE, Colo.--(BUSINESS WIRE)--May 20, 2013--Keating Capital, Inc. (“Keating Capital” or the “Company”) (Nasdaq: KIPO) announced today that it held its 2013 Annual Meeting of Stockholders (the “Annual Meeting”) on May 17, 2013. The proposals considered at the Annual Meeting are described in detail in the Company’s definitive proxy statement for the Annual Meeting as filed with the Securities and Exchange Commission (the “Commission”) on February 21, 2013 (the “Proxy Statement”). As of February 20, 2013, the record date, 9,174,785 shares of common stock were entitled to vote at the Annual Meeting.

The Company’s stockholders voted to approve each of the proposals found in the Proxy Statement. At the Annual Meeting, the Company’s stockholders re-elected each of its current directors (Brian P. Alleman, Laurence W. Berger, Timothy J. Keating, Andrew S. Miller, Frederic M. Schweiger, and J. Taylor Simonton), each of whom will serve as a director for one-year terms until the 2014 Annual Meeting. The Company’s stockholders also ratified the selection of Grant Thornton LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2013.

The Company also announced that it filed today with the Commission the withdrawal of its registration statement for a contemplated underwritten offering of its common stock.

At the Company’s prior Annual Meeting of Stockholders held in May 2012, stockholders approved the sale or issuance of the Company’s common stock at a price below the Company’s net asset value per share. The Company’s Board of Directors adopted a policy which prohibited the Company from selling or issuing shares of the Company’s common stock pursuant to this stockholder authorization at an offering price per share which represented a discount to the then current net asset value per share of more than 15%. In light of the continued discount between Keating Capital’s stock price and its most recently reported net asset value of $8.00 (as of March 31, 2013), the Company does not believe that an underwritten offering of its common stock is feasible at this time.

The Company did not seek stockholder approval to extend its authority to sell shares below net asset value at the 2013 Annual Meeting held on May 17, 2013. Accordingly, the stockholder authorization to sell shares below net asset value has expired, and the related Board policy setting the maximum discount to net asset value at 15% has also lapsed. Without stockholder approval, the Company may not sell shares below net asset value except in very limited circumstances.

The Company will attempt to generate value for stockholders with its existing capital through a combination of: (i) making additional portfolio company investments using the approximately $15 million in net proceeds that the Company received from the recent dispositions of its public company positions and Corsair, Inc. during the second quarter of 2013, (ii) providing advice and guidance to existing portfolio companies with respect to their IPO plans, as requested, (iii) increasing the visibility and awareness of the Company in the investment community, which includes presenting the Company at various investor conferences and holding one-on-one meetings with institutional investors, and (iv) continuing to make open market purchases of its common stock that are accretive to net asset value under the Company’s stock repurchase program.

As is the case now, the Company will continue to assess any capital markets strategies that are part of an overall plan designed to: (i) increase the trading volume and institutional ownership of the Company’s stock, (ii) obtain additional analyst coverage, (iii) narrow the stock’s existing discount to net asset value, and (iv) increase net assets to both take advantage of new investment opportunities and simultaneously reduce the ratio of operating expenses to net assets.

Timothy J. Keating, Keating Capital’s CEO, stated the following: “We believe that many of our portfolio companies are primed to be public today, but we don’t control the timing as to when they either file with the SEC to go public or complete their IPOs. As more of our portfolio companies are expected to go public over time, we are optimistic that the current disconnect between our NAV and stock price will narrow. In the meantime, during the second quarter of 2013, we have completed the successful dispositions of our two public portfolio companies, LifeLock, Inc. and Solazyme, Inc., as well as the private sale of our investment in Corsair, which generated aggregate net realized gains of approximately of $4.4 million, or $0.48 per share. As of March 31, 2013, we had a net asset value of $8.00 per share. On a combined basis, we have completed four portfolio company exits, three of which have generated a net realized gain, resulting in an overall internal rate of return, or IRR, on these investments of 22.4% per year.”

About Keating Capital, Inc.

Keating Capital (www.KeatingCapital.com) is a business development company that specializes in making pre-IPO investments in innovative, emerging growth companies that are committed to and capable of becoming public. We provide investors with the ability to participate in a unique fund that allows our stockholders to share in the potential value accretion that we believe typically occurs once a company transforms from private to public status. Keating Capital’s shares are listed on Nasdaq under the ticker symbol “KIPO.”

Forward-Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect Keating Capital’s current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in “Risk Factors” set forth in Keating Capital’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and subsequent filings with the SEC. Please refer to Keating Capital’s SEC filings for a more detailed discussion of the risks and uncertainties associated with its business, including but not limited to the risks and uncertainties associated with investing in micro- and small-cap companies. Except as required by the federal securities laws, Keating Capital undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to Keating Capital’s website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

CONTACT:
Keating Capital, Inc.
Investor Relations Contact:
Margie L. Blackwell, 720-889-0133
Investor Relations Director
mb@keatinginvestments.com